Exhibit 10.20

FOREST CITY EMPLOYER, LLC

UNFUNDED NONQUALIFIED SUPPLEMENTAL

RETIREMENT PLAN FOR EXECUTIVES

PLAN STATEMENT

(EFFECTIVE AS OF DECEMBER 31, 2015)

PREAMBLE

Forest City Enterprises, Inc. established the Forest City Enterprises, Inc. Unfunded Nonqualified Supplemental Retirement Plan for Executives (as such Plan was amended and restated effective as of January 1, 2005 and as of January 1, 2008) as an unfunded, nonqualified supplemental retirement arrangement for a select group of management or highly compensated employees. The Plan consists of this Plan Statement, which incorporates the general provisions and guidelines of the Plan which shall apply equally to all Participants (as defined below), and separate individual Agreements (as defined below), the provisions of which will apply solely to the Participant with respect to whom the Agreement has been entered into.

Pursuant to the Assignment and Assumption Agreement by and between Forest City Enterprises, Inc. and Forest City Employer, LLC (the “Company”) dated as of December 31, 2015 (the “Assignment Agreement”), Forest City Enterprises, Inc. assigned to the Company sponsorship of the Plan and the Company assumed sponsorship of the Plan, amended and restated as set forth herein, effective as of the Effective Time (as defined below). Under the Assignment Agreement, Forest City Enterprises, Inc. (for itself and on behalf of its successors) has agreed to pay, perform, and discharge any and all obligations under the Plan that accrued prior to the Effective Time and the Company has agreed to pay, perform, and discharge any and all obligations under the Plan that accrue on or after the Effective Time.

Except to the extent preempted by federal law, all rights hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

ARTICLE I
Definitions
The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

1.1    “Agreement” shall mean the written agreement between a Participant and an Employer that is entered into upon the Participant’s commencement of participation in the Plan and any subsequent written agreement between the Participant and the Employer and which specifies (i) the Normal Retirement Benefit to which such Participant shall be entitled under the Plan and (ii) such other special provisions as are applicable to the Participant. In the event of any conflict or inconsistency between this Plan Statement and an Agreement, the terms of the Agreement shall control; provided, however, that, effective as of the Effective Time for purposes of the Plan, each reference to Forest City Enterprises, Inc. or its predecessors in any such Agreement shall be deemed to be a reference to the Company, and each reference to the Board of Directors or the Compensation Committee of Forest City Enterprises, Inc. or its predecessors in any such Agreement shall be deemed to be a reference to the Board of Directors or the Compensation Committee of Forest City REIT, as applicable, in each case except where the context clearly dictates otherwise.
1.2    “Beneficiary” shall mean such person or persons as a Participant may from time to time, by notice to the Committee on a form made available by the Committee for such purpose, designate to receive any benefit payable in the event of his death, and means the estate of the Participant if no valid beneficiary designation is in effect at the time of a Participant’s death. For purposes of clarity, any Beneficiary designation on file with Forest City Enterprises, Inc. immediately prior to the Effective Time shall remain in effect until changed or superseded in accordance with the Plan.
1.3    “Board” shall mean the Board of Directors of Forest City REIT.
1.4    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.5    “Committee” shall mean the committee appointed by the Board to administer the plan.
1.6    “Compensation” shall mean the basic cash remuneration payable to a Participant which was attributable to his employment with an Employer during a calendar year, excluding bonuses, overtime, and incentive pay and annual Employer contributions to the Employer’s 401(k) Plan.
1.7    “Disability” shall mean (i) any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least twelve months that renders the Participant unable to engage in any substantial gainful activity, (ii) any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least twelve months that results in the Participant’s receipt of income replacement benefits for a period of not less than three months under an accident or health plan covering employees of an Employer, or (iii) the determination by the Social Security Administration that the Participant is totally disabled.
1.8    “Effective Time” shall mean 11:59 p.m. on December 31, 2015.
1.9    “Employer” shall mean the Company or any other member of the Forest City Group that has adopted the Plan (including Forest City Enterprises, Inc. and its successors).
1.10    “Forest City Group” shall mean Forest City REIT and its Subsidiaries.
1.11    “Forest City REIT” shall mean Forest City Realty Trust, Inc. and its successors, including, without limitation, the surviving entity resulting from any merger or consolidation of Forest City REIT with any other entity.
1.12    “Key Employee” shall mean a “specified employee” with respect to Forest City REIT (or a controlled group member) determined pursuant to procedures implemented by the Forest City Group in compliance with Section 409A of the Code.
1.13    “Moody’s Rate” shall mean, for each calendar quarter, the interest rate that is the sum of (i) the average of the Moody’s long-term corporate bond yields for A, Aa, and Aaa bonds first published for such quarter plus (ii) .50.
1.14    “Normal Retirement Benefit” shall mean the amount specified by the Employer in a Participant’s Agreement from time to time.

1.15    “Normal Retirement Date” shall mean, solely for purposes of this Plan, the first day of the month next following the later of the date of (i) a Participant’s attainment of age 60 or (ii) a Participant’s Termination of Employment.
1.16    “Participant” shall mean an employee of an Employer serving in an executive or other managerial capacity who is selected by the Committee to participate in the Plan, and with whom an Employer has entered into an Agreement.
1.17    “Plan” shall mean this Forest City Employer, LLC Unfunded Nonqualified Supplemental Retirement Plan for Executives, consisting of this Plan Statement and separate, individual Agreements with Plan Participants and, for periods prior to the Effective Time, the Forest City Enterprises, Inc. Unfunded Nonqualified Supplemental Retirement Plan for Executives.
1.18    “Service” shall mean the aggregate period of a Participant’s employment with one or more members of the Forest City Group (and their respective predecessors) since his original date of hire, as determined by the Committee in accordance with uniform rules, treating persons similarly situated in a similar manner. For purposes of the Plan, a Participant’s Service will not be considered to have terminated as a result of a transfer of employment among members of the Forest City Group.
1.19    “Subsidiary” shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which Forest City REIT has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.
1.20    “Termination of Employment” shall mean a termination of employment that constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).
1.21    The masculine pronoun wherever used shall include the feminine pronoun, and the singular shall include the plural.

ARTICLE II
Eligibility for Benefits
2.1    Vesting
If a Participant’s employment with the Forest City Group terminates prior to the Participant’s completion of 10 years of Service, no retirement benefit shall be payable from this Plan. Subject to Section 2.5, if a Participant’s employment with the Forest City Group terminates on or after the Participant’s completion of 10 years of Service, he shall be vested in and entitled to a percentage of his Normal Retirement Benefit in accordance with the following schedule:

Years of Service	Vested Percentage
10 years but less than 11 years	50%
11 years but less than 12 years	60%
12 years but less than 13 years	70%
13 years but less than 14 years	80%
14 years but less than 15 years	90%
15 or more years	100%

2.2    Normal Retirement Benefit
A Participant who incurs a Termination of Employment with a vested interest in his Normal Retirement Benefit shall be entitled to receive such vested amount of his Normal Retirement Benefit. Payment of the vested Normal Retirement Benefit shall be made in equal biweekly installments over a period of 120 months, with the first biweekly payment being made on the first paydate following the Participant’s Normal Retirement Date. The amount of each biweekly installment payment shall be determined by the Committee so that the installment payments have a present value (taking into account the amount of a Participant’s vested Normal Retirement Benefit at the time such payments commence and interest, at the Moody’s Rate, that would be earned on the amount of such vested Normal Retirement Benefit during the payment period) equivalent to the value of the Participant’s vested Normal Retirement Benefit at the time such payments begin. The interest rate used for purposes of determining the installment payment amount in the prior sentence shall be the average of the Moody’s Rates for the four calendar quarters that precede the calendar quarter in which the installment payments commence. Notwithstanding the foregoing, if the Participant is a Key Employee, payment on account of Termination of Employment shall commence on the first paydate of the seventh month following such Termination of Employment (or the date of death, if earlier) and the total amount of biweekly installment payments to which such Key Employee would otherwise be entitled during the six-month period following the date of such Termination of Employment shall also be paid on the first paydate of the seventh month following such Termination of Employment.

2.3    Disability
Notwithstanding Section 2.2, a Participant with a vested interest in his Normal Retirement Benefit who incurs a Disability shall be entitled to receive such vested amount of his Normal Retirement Benefit. Payment of the vested Normal Retirement Benefit shall be made in equal biweekly installments over a period of 120 months, calculated in accordance with the method specified in Section 2.2, with the first biweekly payment being made on the first paydate of the month following the incurrence of such Disability.

2.4    Death
Notwithstanding Sections 2.2 and 2.3, in the event of the death of a Participant the Participant’s remaining vested Normal Retirement Benefit shall be paid to his Beneficiary in the form of a single, lump sum payment on the first day of the month following the date of the Participant’s death.

2.5    Forfeiture of Benefit
Notwithstanding the foregoing, in the event that the Committee determines that a Participant’s willful or intentional conduct results in material financial detriment to the Company or any other member of the Forest City Group, with a financial gain to the Participant, or the Participant is convicted of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, that Participant (and his Beneficiary, if any) shall forfeit a portion of any Normal Retirement Benefit otherwise payable from this Plan. The amount of a Participant’s forfeited Normal Retirement Benefit shall be equal to the amount of financial detriment incurred by the Forest City Group as a result of the Participant’s conduct. This Section 2.5 only applies to benefits accrued under the Plan on or after January 1, 1999.

2.6    Small Payments
Notwithstanding the foregoing, if at the time of a Participant’s Termination of Employment, or if earlier, the Participant’s Disability, the Participant has a vested interest in his Normal Retirement Benefit that does not exceed the applicable dollar amount then in effect under Section 402(g)(1)(B) of the Code, such vested amount of the Normal Retirement Benefit shall be automatically paid to such Participant in a single, lump sum payment on the first paydate following the date of such Termination of Employment or Disability, provided, however, that if the Participant is a Key Employee, payment on account of Termination of Employment shall occur on the first paydate of the seventh month following such Termination of Employment (or, if earlier, the date of death).

ARTICLE III
Administration
3.1    Subject to the provisions of the Plan, full power and authority to construe, interpret and administer the Plan shall be vested in the Committee as from time to time constituted by the Board.
3.2    Decisions and determinations by the Committee shall be final and binding upon all parties, including the Company, shareholders, employees and Participants and their Beneficiaries and personal representatives. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.
3.3    No member of the Committee shall be liable for any act done or determination made in good faith.
3.4    It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or Beneficiaries. The Plan shall be administered in a manner that effects such intent.

ARTICLE IV
Funding
4.1    Nothing in this Plan shall be interpreted or construed to require the Company (or any other member of the Forest City Group) in any manner to fund its obligations to Participants hereunder.
4.2    In the event that any member of the Forest City Group shall decide to establish an advance accrual reserve on its books against the future expense of this Plan, such reserve shall not under any circumstances be deemed to be an asset of this Plan nor a source of payment of any claims under this Plan but, at all times, shall remain a part of the general assets of the Company (or other member of the Forest City Group), subject to the claims of creditors of the Company (or other member of the Forest City Group).
4.3    A person entitled to a benefit in accordance to the provisions of this Plan shall have a claim upon the Company only to the extent of the biweekly payments thereof, if any, due up to and including the then current months and shall not have a claim upon the Company for any subsequent biweekly payment unless and until such payment shall become due and payable.
ARTICLE V
Amendment and Termination
The Company reserves the right to amend or terminate the Plan at any time and if the amendment or termination impacts an officer of Forest City REIT who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, then the action must also be authorized by the Board or the Compensation Committee of the Board.
EXECUTED as of December 31, 2015.
FOREST CITY EMPLOYER, LLC

By:
David J. LaRue
President and Chief Executive Officer